As filed with the Securities and Exchange Commission on November 9, 2021

Registration No. 333-____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE REAL GOOD FOOD COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-1280343
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3 Executive Campus, Suite 155

Cherry Hill, NJ 08002

(856) 644-5624

(Address of Principal Executive Offices; Zip Code)

The Real Good Food Company, Inc. 2021 Stock Incentive Plan

The Real Good Food Company, Inc. 2021 Employee Stock Purchase Plan

(Full title of the plan)

Bryan Freeman

Gerard G. Law

The Real Good Food Company, Inc.

3 Executive Campus, Suite 155

Cherry Hill, NJ 08002

(Name and address of agent for service)

(856) 644-5624

(Telephone number, including area code, of agent for service)

Copies to:

Ryan C. Wilkins, Esq.

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

(949) 725-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, $0.0001 par value per share
- Reserved for future issuance under the 2021 Stock Incentive Plan	2,186,590(2)	$12.00(4)	$26,239,080	$2,432.36
- Issued pursuant to the 2021 Stock Incentive Plan	1,113,410(2)	$12.00(4)	$13,360,920	$1,238.56
- Reserved for issuance under the 2021 Employee Stock Purchase Plan	400,000(3)	$10.20(5)	$4,080,000	$378.22
TOTAL	3,700,000		$43,680,000	$4,049.14

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s Class A common stock that become issuable under The Real Good Food Company, Inc. 2021 Stock Incentive Plan (the “2021 Plan”) and The Real Good Food Company, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”), by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the registrant’s outstanding shares of Series A common stock.

(2)

Represents (i) 2,186,590 shares of Class A common stock reserved for issuance pursuant to future equity awards under the 2021 Plan and (ii) 1,113,410 shares of Class A common stock underlying restricted stock unit awards that were issued upon completion of the registrant’s initial public offering. The number of shares reserved for issuance under the 2021 Plan will increase automatically on January 1 of each calendar year beginning in 2022 by the lesser of (i) 2.0% of the number of outstanding shares of Class A common stock as of December 31 of the preceding calendar year, or (ii) such lesser number of shares of our Class A common stock determined by the registrant’s board of directors.

(3)

Represents 400,000 shares of Class A common stock reserved for issuance pursuant to future awards under the ESPP. The number of shares reserved for issuance under the ESPP will increase automatically on January 1 of each calendar year beginning in 2022 and continuing through 2031 by the lesser of (i) 1.0% of the number of outstanding shares of Class A common stock as of December 31 of the preceding calendar year, or (ii) such lesser number of shares of our Class A common stock determined by the registrant’s board of directors.

(4)

Estimated in accordance with Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee on the basis of $12.00 per share, the initial public offering price set forth on the cover page of the registrant’s prospectus dated November 8, 2021 relating to its initial public offering.

(5)

Estimated pursuant to Rule 457(h) of the Securities Act, solely for the purpose of calculating the registration fee on the basis of 85% of $12.00 per share, the initial public offering price set forth on the cover page of the registrant’s prospectus dated November 8, 2021 relating to its initial public offering. Pursuant to the ESPP, the purchase price of the shares of Class A common stock reserved for issuance thereunder will be 85% of the lesser of the fair market value of a share of Class A common stock on the first trading day of the offering period and on the last trading day of the offering period.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity incentive plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference herein, and shall be deemed to be part of, this Registration Statement:

•

The prospectus filed on November  8, 2021 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-260204), originally filed with the Securities and Exchange Commission (the “Commission”) on October 12, 2021, which contains audited financial statements for the registrant’s most recently completed fiscal year ended December 31, 2020, which was declared effective by the Commission on November 4, 2021; and

•

The description of the registrant’s Class  A common stock contained in the Registration Statement on Form 8-A (File No. 001-41025), filed with the Commission on November 4, 2021 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendments or reports filed for the purpose of updating such description.

In addition, all other documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of the filing of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities registered hereunder have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any future annual, quarterly or current report or other document, or any portion thereof, that is deemed furnished and not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Under no circumstances will any information filed under Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such Form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides for the contrary.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against and incurred by such person in any indemnified capacity, or arising out of such person’s status as such, regardless of whether the corporation would otherwise have the power to indemnify such person under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	breach of a director’s duty of loyalty to the corporation or its stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	transaction from which the director derives an improper personal benefit.

The registrant’s amended and restated certificate of incorporation authorizes the registrant to, and the registrant’s amended and restated bylaws provide that it must, indemnify the registrant’s directors and officers to the fullest extent authorized by the DGCL and also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under the DGCL or otherwise.

As permitted by the DGCL, the registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements require the registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The registrant has an insurance policy covering its directors and executive officers with respect to certain liabilities, including liabilities arising under the Securities Act and otherwise.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.1	Form of Amended and Restated Certificate of Incorporation.	S-1	333-260204	3.1	10/12/21

4.2	Form of Amended and Restated Bylaws.	S-1	333-260204	3.2	10/12/21

4.3#	Form of The Real Good Food Company, Inc. 2021 Stock Incentive Plan and related forms of stock award agreements.	S-1	333-260204	10.5	10/12/21

4.4#	Form of The Real Good Food Company, Inc. 2021 Employee Stock Purchase Plan.	S-1	333-260204	10.6	10/12/21

5.1	Opinion of Stradling Yocca Carlson & Rauth, P.C.					X

23.1	Consent of Grant Thornton LLP, independent registered public accounting firm.					X

23.2	Consent of Grant Thornton LLP, independent registered public accounting firm.					X

23.3	Consent of Grant Thornton LLP, independent registered public accountants.					X

23.4	Consent of Stradling Yocca Carlson & Rauth, P.C. (contained in Exhibit 5.1).					X

24.1	Power of Attorney (contained on signature page).					X

#	Indicates a management contract or compensatory plan or arrangement.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that: paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cherry Hill, State of New Jersey, on this 9th day of November, 2021.

THE REAL GOOD FOOD COMPANY, INC.-

By:	/s/ Gerard G. Law
Gerard G. Law
Chief Executive Officer and Director
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Gerard G. Law and Akshay Jagdale, and each of them, acting individually, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done with in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gerard G. Law Gerard G. Law	Chief Executive Officer and Director (Principal Executive Officer)	November 9, 2021

/s/ Akshay Jagdale Akshay Jagdale	Chief Financial Officer (Principal Financial and Accounting Officer)	November 9, 2021

/s/ Bryan Freeman Bryan Freeman	Executive Chairman and Director	November 9, 2021

/s/ Deanna T. Brady Deanna T. Brady	Director	November 9, 2021

/s/ George F. Chappelle, Jr. George F. Chappelle, Jr.	Director	November 9, 2021

/s/ Gilbert B. de Cardenas Gilbert B. de Cardenas	Director	November 9, 2021

/s/ Mark J. Nelson Mark J. Nelson	Director	November 9, 2021